News Release

P. O. Box 1980
Winchester, VA  22604-8090
FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES FIRST QUARTER RESULTS

WINCHESTER, Virginia (August 21, 2012) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for the first quarter ended July 31, 2012, of its fiscal year 2013 that ends on April 30, 2013.

Net sales rose by 13% compared with the first quarter of the prior fiscal year to $148,252,000.  The Company experienced sales gains of more than 40% in its new construction business, while its remodeling sales were in line with the prior year’s first quarter.

The Company generated net income excluding restructuring charges of $1.0 million, or $0.07 per diluted share during the first quarter of fiscal year 2013, compared with a net loss of ($2.7 million) or ($0.19) per diluted share in the first quarter of its prior fiscal year. Results in the first quarter of fiscal year 2013 included net-of-tax restructuring costs of $0.5 million, or $0.03 per diluted share, related to the permanent closure of two manufacturing plants in April 2012 and May 2012. Net income for the first quarter of fiscal year 2013 inclusive of these charges was $0.6 million, or $0.04 per diluted share.

Gross profit for the first quarter of fiscal year 2013 was 14.9% of net sales, compared with 14.0% of net sales in the prior year’s first quarter. Gross profit was favorably impacted by reductions in fixed overhead costs associated with the plant closures and the beneficial impact of higher sales volume. This favorability was partially offset by the impact of rising materials costs and operational inefficiencies connected with the transition of production related to the plant closures.

Selling, general and administrative costs were 13.6% of net sales in the first quarter of fiscal year 2013, improved from 17.0% of net sales in the prior year’s first quarter. The improvement in the Company’s operating expense ratio was driven by increased sales levels that enabled favorable leverage, combined with cost savings from modifications to the Company’s retirement programs and reduced spending on sales promotions and product displays.

The Company generated free cash flow (defined as cash provided by operating activities net of cash used for investing activities) of  ($5.6 million) during the first quarter of fiscal year 2013, compared with $2.1 million in the prior year’s first quarter. The Company’s adverse swing in free cash flow was primarily related to plant closure and severance payments related to its recently completed restructuring activities and the resumption of contributions to its pension plans.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates nine manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces First Quarter Results

August 21, 2012

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended
	July 31
	2012	2011

Net Sales	$148,252	$131,199
Cost of Sales & Distribution	126,209	112,792
Gross Profit	22,043	18,407
Sales & Marketing Expense	14,520	15,976
G&A Expense	5,639	6,341
Restructuring Charges	777	15
Operating Income (Loss)	1,107	(3,925)
Interest & Other (Income) Expense	92	(17)
Income Tax Expense (Benefit)	454	(1,192)
Net Income (Loss)	$561	$(2,716)

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	14,568,740	14,299,683

Income (Loss) Per Diluted Share	$0.04	$(0.19)

Net income (loss), as reported	$561	$(2,716)
Restructuring Charges, net of tax	473	6
Net income (loss), excluding restructuring charges	$1,034	$(2,710)

Income (Loss) Per Diluted Share, excluding restructuring charges	$0.07	$(0.19)

Condensed Consolidated Balance Sheet

	July 31	April 30
	2012	2012

Cash & Cash Equivalents	$60,800	$66,620
Customer Receivables	33,793	32,533
Inventories	24,478	22,340
Other Current Assets	12,711	9,609
Total Current Assets	131,782	131,102
Property, Plant & Equipment	73,501	75,375
Restricted Cash	7,064	7,064
Other Assets	48,371	51,580
Total Assets	$260,718	$265,121

Current Portion - Long-Term Debt	$906	$875
Accounts Payable & Accrued Expenses	54,696	58,346
Total Current Liabilities	55,602	59,221
Long-Term Debt	23,703	23,790
Other Liabilities	50,462	52,090
Total Liabilities	129,767	135,101
Stockholders' Equity	130,951	130,020
Total Liabilities & Stockholders' Equity	$260,718	$265,121

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AMWD Announces First Quarter Results

August 21, 2012

Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	July 31
	2012	2011

Net Cash Provided (Used) by Operating Activities	$(3,772)	$4,208
Net Cash Used by Investing Activities	(1,863)	(2,087)
Free Cash Flow	(5,635)	2,121

Net Cash Used by Financing Activities	(185)	(1,423)
Net Increase/(Decrease) in Cash and Cash Equivalents	(5,820)	698
Cash and Cash Equivalents, Beginning of Period	66,620	55,420

Cash and Cash Equivalents, End of Period	$60,800	$56,118

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